JEFFERSON SMURFIT CORPORATION
                              8182 Maryland Avenue
                              St. Louis, MO  63105

                                                      April 2, 1997

Dear Stockholder:

     You are cordially invited to attend our Company's 1997 Annual Meeting of Stockholders, which will be held on Thursday, May 1, 1997, at 1:00 p.m. local time at the Stouffer Renaissance St. Louis Hotel, 9801 Natural Bridge Road, St. Louis, Missouri 63134. The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting.

         Your vote is important and your shares should be represented at the meeting whether or not you are personally able to attend.
Accordingly, you are requested to mark, sign, date and return the accompanying proxy promptly.

         On behalf of the Board of Directors, thank you for your continued support of Jefferson Smurfit Corporation.

                                                   Sincerely,



                                                   Michael W.J. Smurfit
                                                   Chairman of the Board

                          FRONT OF PROXY




This proxy will be voted "FOR" items 1, 2 and 3 if no instruction to the contrary is indicated. If any other business is presented at the meeting, this proxy will be voted in accordance with the recommendation of Management. Please date, sign and mail this proxy in the enclosed envelope. No postage is required.






                                      Dated________________________, 1997




                                      Please sign name or names exactly
                                      as appearing on this proxy.  If
                                      signing as a representative,
                                      please include capacity.


                                 (OVER)

                              BACK OF PROXY

COMMON STOCKHOLDERS
PROXY
                        JEFFERSON SMURFIT CORPORATION
                          Annual Meeting May 1, 1997


     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned stockholder of Jefferson Smurfit Corporation, a Delaware corporation, appoints RICHARD W. GRAHAM, PATRICK J. MOORE and MICHAEL E. TIERNEY, or any of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of said Corporation which the undersigned is entitled to vote at the Annual Meeting of its stockholders to be held at the Stouffer Renaissance St. Louis Hotel, 9801 Natural Bridge Road, St. Louis, Missouri 63134 , on May 1, 1997 at 1:00 p.m. and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

1. Election of Directors:
   [  ]   FOR all nominees listed below   [  ]  WITHOLD AUTHORITY
   (excepted as marked to the contrary          to vote for all
    below)                                      nominees listed
                                                below.

     Donald P. Brennan, James S. Hoch, Michael W.J. Smurfit,
     James E. Terrill

     INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line below.


2.  Adoption of the Company's Amended and Restated 1992 Stock
    Option Plan.


3.  Ratification of the appointment of Ernst & Young LLP as
    independent auditors for the Company for 1997.
    [  ]     FOR        [  ]     AGAINST      [  ]     ABSTAIN


4. On any other matter that may properly be submitted to a vote of stockholders.


(YOU ARE REQUESTED TO COMPLETE, SIGN AND RETURN THIS PROXY
PROMPTLY)

                JEFFERSON SMURFIT CORPORATION

            Notice of Annual Meeting of Stockholders
                   To Be Held on May 1, 1997


       NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of Jefferson Smurfit Corporation, a Delaware corporation (the "Company"), will be held on Thursday, May 1, 1997, at 1:00 p.m. local time at the Stouffer Renaissance St. Louis Hotel, 9801 Natural Bridge Road, St. Louis, Missouri 63134 to act upon the following matters which are described more fully in the accompanying Proxy Statement:

             1. The election of four directors for terms of office expiring at the annual meeting of stockholders in 2000;

             2. The adoption of the Company's Amended and Restated 1992 Stock Option Plan;

             3. The ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for 1997; and

             4. Such other business as may properly come before the meeting and/or any adjournment thereof.

             All stockholders of record at the close of business on March 3, 1997 are entitled to notice of, and to vote at, the Annual Meeting and/or any adjournment thereof.

             The Board of Directors of the Company has authorized the solicitation of proxies. Unless otherwise directed, the proxies will be voted FOR the election of the nominees listed in the attached Proxy Statement to be members of the Board of Directors of the Company; FOR the adoption of the Company's
Amended and Restated 1992 Stock Option Plan; FOR the ratification of the appointment of independent auditors of the Company for 1997; and, on any other business that may properly come before the Annual Meeting, as the named proxies in their best judgment shall decide.

             Any stockholder submitting a proxy may revoke such proxy at any time prior to its exercise by notifying Michael E.
Tierney, Secretary of the Company, in writing at 8182
Maryland Avenue, St. Louis, Missouri 63105, prior to the
Annual Meeting, and if you attend the Annual Meeting you may revoke your proxy if previously submitted and vote in person by notifying the Secretary of the Company at the Annual
Meeting.

                                        By Order Of The Board Of Directors


                                         Michael E. Tierney
                                         Secretary

St. Louis, Missouri

April 2, 1997

                       JEFFERSON SMURFIT CORPORATION

                              Proxy Statement
                   For 1997 Annual Meeting of Stockholders

                           GENERAL INFORMATION

             This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Jefferson Smurfit Corporation, a Delaware corporation (the
"Company"), 8182 Maryland Avenue, St. Louis, Missouri 63105, for use at the 1997 Annual Meeting of Stockholders to be held on Thursday, May 1, 1997 (the "Annual Meeting"). The Board of Directors of the Company urges that your proxy be executed and returned promptly in the enclosed envelope. Any stockholder submitting a proxy may revoke such proxy at any time prior to its exercise by notifying Michael E. Tierney, Secretary of the Company, in writing, prior to the Annual
Meeting. Any stockholder attending the Annual Meeting may revoke his proxy and vote personally by notifying the Secretary of the Company at the Annual Meeting. Only stockholders of record at the close of business on March 3, 1997 will be entitled to notice of, and to vote at, the Annual Meeting and/or any adjournment thereof. At the close of business on March 3, 1997, the Company had 110,989,156 outstanding shares of common stock (the "Common Stock").
Each share of Common Stock entitles the holder thereof to one vote.

             If the accompanying proxy card is signed and returned, the shares represented thereby will be voted in accordance with the directions on the proxy card. Unless a stockholder specifies otherwise therein, the proxy will be voted in favor of the election of the four nominees named below to the Board of Directors of the Company, in favor of adopting the Amended and Restated 1992 Stock Option Plan and in favor of ratifying the appointment of Ernst & Young LLP as independent auditors for the Company for 1997. The presence in person or by proxy of a majority of the voting power represented by outstanding shares of the Common Stock (55,494,579 shares) will constitute a quorum for the transaction of business at the Annual Meeting. Directors will be elected by a plurality of the voting power represented at the meeting and the adoption of the Company's Amended and Restated 1992 Stock Option Plan and the ratification of the appointment of independent auditors will be determined by the affirmative vote of the majority of the voting power represented and entitled to vote at the meeting. In the election of directors, abstentions and broker non-votes will not affect the outcome except in determining the presence of a quorum and in the sense that they do not contribute to reaching the number of votes required for approval. An instruction to "abstain" from voting on the proposal to adopt the Company's Amended and Restated 1992 Stock Option Plan and the proposal to ratify the appointment of independent auditors will be treated as shares present and will have the same effect as a vote against the proposal. Broker non-votes will not be considered "entitled to vote" on the proposal to adopt the Company's Amended and Restated 1992 Stock Option Plan and the proposal to ratify the appointment of independent auditors; therefore, broker non-votes will have no effect on the number of affirmative votes required to adopt such proposal.

             As noted under the "Principal Stockholders" section herein, as of the close of business on March 3, 1997, Smurfit International B.V., an entity organized under the laws of The Netherlands ("SIBV"), and certain of its subsidiaries were the owner of approximately 46.5% of the outstanding Common
Stock and The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II") and certain related entities (together, the "MSLEF II Associated Entities") were the owner of approximately 28.7% of the outstanding Common Stock. SIBV and the MSLEF II Associated Entities, acting together, by reason of their ownership of Common Stock (representing approximately 75.2%, in the aggregate, of the outstanding
Common Stock), have sufficient votes, without any additional votes, to elect the four nominees named herein, to adopt the Company's Amended and Restated 1992 Stock Option Plan and to ratify the appointment of independent auditors and to approve or defeat any other action or proposal to be taken or made at the Annual Meeting which requires the approval of a plurality or a majority of the votes represented by outstanding shares of the Common Stock. SIBV and the MSLEF II Associated
Entities, which are parties to a Stockholders Agreement dated May 3, 1994 and amended January 13, 1997 (the "Stockholders Agreement"), have advised the Company that they are obligated to vote their respective shares of Common Stock FOR the four nominees of the Board of Directors named herein, and that they intend to vote their respective shares of stock FOR the adoption of the Company's Amended and Restated 1992 Stock
Option Plan and FOR the ratification of the appointment of independent auditors. SIBV is an indirect wholly-owned subsidiary of Jefferson Smurfit Group plc, a public corporation organized under the laws of the Republic of Ireland ("JS Group"), which, through its subsidiaries, is principally an integrated manufacturer and converter of paper and board. MSLEF II is a Delaware limited partnership investment fund formed to make investments in industrial and other companies. See "Principal Stockholders" and "Certain Transactions."

             This Proxy Statement and the enclosed proxy card are being mailed to the stockholders of the Company on or about
April 2, 1997.


                PROPOSAL 1  -  ELECTION OF DIRECTORS

             The Board of Directors of the Company currently consists of ten directors. The directors are classified into three groups: four directors having terms expiring at the forthcoming Annual Meeting; three directors having terms expiring in 1998; and three directors having terms expiring in 1999.

             Set forth below is information concerning the four nominees for directorships having terms expiring at the forthcoming 1997 Annual Meeting. Donald P. Brennan, James S. Hoch, Dr. Michael Smurfit and James E. Terrill are the nominees of the Board of Directors of the Company to fill these directorships. Such nominations were made pursuant to the terms of the Stockholders Agreement. For purposes of the Stockholders Agreement, Donald P. Brennan and James S. Hoch have been designated as nominees by MSLEF II, and Dr. Michael Smurfit and James E. Terrill have been designated as nominees by SIBV. The Board of Directors of the Company recommends a vote FOR these four nominees. If elected, each nominee will serve until the annual election of directors for the year
2000 or until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Donald P. Brennan, James S. Hoch, Dr. Michael Smurfit and James E. Terrill are presently members of the Board of Directors of the Company and have been approved unanimously by the Board of Directors of the Company for re-election. If any of the nominees are unavailable for election, an event which the Board of Directors of the Company does not presently anticipate, the persons named in the enclosed proxy intend to vote the proxies solicited hereby FOR the election of such other nominee or nominees, if any, as they may select in accordance with the terms of the Stockholders Agreement.
Also set forth below is information concerning directors whose terms are not expiring this year.


Nominees for Directors to be Elected at the 1997 Annual
Meeting


Name and Year
First Elected
  Director                     Principal Occupation and Other Information


Donald P. Brennan              Mr. Brennan, 56, is an Advisory
1989                           Director of Morgan Stanley & Co.
                               Incorporated ("MS&Co").  He was a
                               Managing Director of MS&Co. from 1984
                               to February 1996, responsible for
                               MS&Co.'s Merchant Banking Division.
                               Mr. Brennan also serves as a Director
                               of Fort Howard Corporation, ICT Group,
                               Inc. and SITA Telecommunications
                               Holdings N.V.

James S. Hoch                  Mr. Hoch, 36, joined MS&Co. in 1986 and
1997                           is a Principal in MS&Co.'s Merchant
                               Banking Division.  He is a Vice
                               President of Morgan Stanley Capital
                               Partners III, Inc. ("MSCP III, Inc.")
                               and The Morgan Stanley Leveraged
                               Equity Fund, Inc. ("MSLEF"), which is
                               the general partner of MSLEF II.  He
                               also serves as a Director of
                               Kabelmedia Holding GmbH, Nordic
                               Aluminum, Inc., SITA
                               Telecommunications Holdings N.V. and
                               Shuttleway.

Michael W.J. Smurfit           Dr. Smurfit, 60, has been Chairman and
1989                           Chief Executive Officer of JS Group
                               since 1977 and  has been Chairman of
                               the Board of the Company since 1989.
                               He was Chief Executive Officer of the
                               Company prior to July 1990.

James E. Terrill               Mr. Terrill, 63,  was Chief Executive
1994                           Officer from July 1996 to December
                               1996 and President and Chief Executive
                               Officer of the Company from February
                               1994 to July, 1996.  He has been Vice
                               Chairman of the Board since February
                               1997.  He served as Executive Vice
                               President - Operations of the Company
                               from August 1990 to February 1994. He
                               also served as President of SNC from
                               February 1986 to February 1993.


                      Members of the Board of Directors
                      Continuing in Office with Terms Expiring in 1998


 Name and Year
 First Elected
   Director                     Principal Occupation and Other Information


Leigh J. Abramson               Mr. Abramson, 28, joined MS&Co. in 1990 and
1997                            is a Senior Associate in MS&Co.'s Merchant
                                Banking Division. He is a Vice President of MSCP III, Inc. and MSLEF, which is the general partner of MSLEF II. Mr. Abramson also serves as a Director of Pagemart
                                Wireless, Inc., Pagemart, Inc. and Silgan
                                Holdings Inc.

Richard W. Graham               Mr. Graham, 62, has been President and 1997
1997                            Executive Officer of the Company since
                                January 1997.  He was President of the
                                Company from July 1996 to December 1996.
                                He served as Senior Vice President from
                                February 1994 until July 1996. Prior to that, he held various positions in the Folding Carton and Boxboard Mill Division, including Vice President and General
                                Manager from February 1991 to January
                                1994.


G. Thompson Hutton              Mr. Hutton, 41, has been President and
1994                            Chief Executive Officer of Risk Management
                                Solutions, Inc., an information services company based in Menlo Park, California, since 1991. Prior to that, he was a management consultant with McKinsey &
                                Company, Inc. from 1986 to 1991. He also serves as a Trustee of Colorado Outward
                                Bound School.

                         Members of the Board of Directors
                         Continuing in Office with Terms Expiring in 1999


 Name and Year
 First Elected
   Director                     Principal Occupation and Other Information


Alan E. Goldberg                Mr. Goldberg, 42, has been a Managing
1989                            MS&Co. since January 1988, is co-head of
                                MS&Co.'s Merchant Banking Division and is a Vice Chairman of MSLEF, which is the general partner of MSLEF II, and of MSCP
                                III, Inc.  Mr. Goldberg also serves as
                                Director of CIMIC Holdings Limited, Cat
                                Limited, Hamilton Services Limited, Amerin
                                Corporation and Amerin Guaranty
                                Corporation, Direct Response Corporation and several other companies, which are also private.

Howard E. Kilroy                Mr. Kilroy, 61, was Chief Operations
1989                            Director of JS Group from 1978 until March
                                1995 and President of JS Group from
                                October 1986 until March 1995. He was a member of the Supervisory Board of SIBV from January 1978 to January 1992. He was
                                Senior Vice President of the Company for over 5 years. He retired from his executive positions with JS Group and the Company at the end of March 1995, but remains a Director of JS Group and the Company. In addition, he is Governor
                                (Chairman) of Bank of Ireland and a
                                Director of CRH plc.

James R. Thompson               Mr. Thompson, 60, is Chairman of the
1994                            Executive Committee and a Partner of
                                Winston & Strawn, a law firm that
                                regularly represents the Company on
                                numerous matters. He served as Governor of the State of Illinois from 1977 to 1991. Mr. Thompson also serves as a Director of FMC Corporation, the Chicago
                                Board of Trade,  International Advisory
                                Council of the Bank of Montreal, Prime
                                Retail, Inc., American National Can
                                Corporation, National Council on
                                Compensation Insurance, Hollinger
                                International, Inc., Union Pacific
                                Resources, Inc. and The Japan Society
                                (N.Y.).

                   BOARD AND BOARD COMMITTEE MEETINGS,
                   COMMITTEE FUNCTIONS AND COMPOSITION

          Each non-employee director receives as compensation for serving on the Board of Directors an annual fee of $35,000, a fee of $2,000 for attendance at each meeting in excess of four meetings per year and travel expenses in connection with attendance at such meetings. Directors who are employees of the Company do not receive any additional compensation by reason of their membership on, or attendance at, meetings of the Board. The Board of Directors held four meetings in 1996.

          The Board of Directors has appointed an Audit Committee, a Compensation Committee and an Appointment Committee. The number of meetings held by these committees, their functions and the members of the Board serving on such committees are set forth below.

          The Audit Committee is responsible for making recommendations to the Board of Directors regarding the independent auditors to be appointed for the Company, meeting with the independent auditors, the Director of internal audit and other corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies, adequacy of financial, accounting and operating controls and the scope of the audits of the independent auditors and internal auditors and reviewing and reporting on
the results of such audits to the Board of Directors.   The
members of the Audit Committee are Messrs. Abramson, Hutton, Kilroy, and Thompson. The Audit Committee held two meetings during 1996.

          The Compensation Committee is responsible for administering stock-based compensation programs (including the Company's 1992 Stock Option Plan and the Management Incentive Plan) for all participants in such programs and determining other compensation (including fringe benefits) of the Chief Financial Officer of the Company, officers and employees of the Company who are directors of the Company (other than the Chief Executive Officer) and all officers and employees of the Company whose principal employer is JS Group (including Dr. Smurfit). The Board of Directors is responsible for approving awards under any nonstock-based programs. The members of the Compensation Committee are Messrs. Abramson, Brennan and Goldberg. The Compensation Committee held one meeting during 1996.

            The Appointment Committee is responsible for determining the compensation (including fringe benefits but excluding compensation awarded pursuant to executive compensation programs) of those officers of the Company whose compensation is not determined by the Compensation Committee. The members of the Appointment Committee are Dr. Smurfit and Messrs. Goldberg, Graham and Kilroy. Mr. Graham abstains from votes concerning his own compensation. The Appointment Committee held two meetings in 1996.

          Nominations to the Board of Directors are made pursuant to the terms of the Stockholders Agreement. See "Certain
Transactions - The Stockholders Agreement."

                    PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

          The table below sets forth certain information regarding the beneficial ownership of the Common Stock by each person who is known to the Company to be the beneficial owner of more than 5% of the Company's voting stock as of March 3, 1997. Except as set forth below, the stockholders named below have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them.

                                                         Amount and
                                                         Nature of         Percent of
Name and Address of                                      Beneficial          Common
 Beneficial Owner                                        Ownership            Stock

SIBV                                                     51,638,462           46.5%
 Smurfit International B.V.
 Strawinskylaan 2001
 Amsterdam 1077ZZ, The Netherlands
 Attention: Rokin Corporate Services B.V.

MSLEF II Associated Entities                             31,800,000            28.7%
 c/o Morgan Stanley & Co. Incorporated
 1221 Avenue of the Americas
 New York, NY  10020
 Attention:  Alan E. Goldberg

Mellon Bank, N.A., as Trustee for
First Plaza Group Trust <fn1>                             5,000,000            4.5%
 One Mellon Bank Center
 Pittsburgh, PA  15258


<fn1>   Amounts shown exclude shares of Common
        Stock owned by MSLEF II, of which First
        Plaza Group Trust is a limited partner.
        If MSLEF II were to distribute its
        shares of Common Stock to its partners,
        First Plaza Group Trust would receive a
        number of shares based on its pro rata
        ownership of MSLEF II.

Security Ownership of Management

      The table below sets forth certain information regarding the beneficial ownership of the Common Stock as of February
20, 1997 for (i) each of the directors and nominees for director, (ii) each of the Named Executive Officers (as defined below), and (iii) all directors and executive officers of the Company as a group.

                                                Shares of Common Stock
                                       Amount and
                                        Nature of                  Percent
                                       Beneficial                 of Common
Beneficial Owner                    Ownership<fn1><fn2>           Stock<fn3>

Michael W.J. Smurfit<fn4>               117,700                       0.1%
James E. Terrill<fn4>                    47,913                        --
Richard W. Graham<fn4>                   47,730                        --
Eric Priestley                              157                        --
John R. Funke                            36,307                        --
Patrick J. Moore                         10,358                        --
Howard E. Kilroy<fn4>                    42,300                        --
Leigh J. Abramson<fn5>                        0                        --
Donald P. Brennan<fn5>                        0                        --
Alan E. Goldberg<fn5>                         0                        --
James S. Hoch<fn5>                            0                        --
G. Thompson Hutton                            0                        --
James R. Thompson                           510                        --
All directors and
  executive officers as
  a group (29 persons)<fn4><fn5>        454,190                       0.4%

<fn1>        Shares shown as beneficially owned
             include the number of shares of Common
             Stock that executive officers have the
             right to acquire within 60 days after
             February 20, 1997 pursuant to
             exercisable options under the
             Company's 1992 Stock Option Plan.

<fn2>        Shares shown include the number of
             shares of Common Stock held in the
             Company's Savings Plan, which the
             executive officers have the right to
             vote.

<fn3>        Based upon a total of 110,989,156
             shares of Common Stock issued and
             outstanding.

<fn4>        Excludes shares of Common Stock owned
             by JS Group.  Dr. Smurfit, Mr. Kilroy,
             Mr. Terrill and Mr. Graham own 6.0%,
             0.8% and less than 0.1% and 0.1%,
             respectively, of the outstanding
             shares of JS Group.  Dr. Smurfit is an
             officer and a director of JS Group and
             Mr. Kilroy is a director of JS Group.

<fn5>        Excludes shares of Common Stock owned
             by MSLEF II Associated Entities.

                            EXECUTIVE COMPENSATION

          The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the next five most highly compensated executive officers of the Company (the "Named Executive Officers") during 1996.

                            SUMMARY COMPENSATION TABLE

                                                                                      Long-Term Compensation
                                                                                        Awards      Payouts    All Other
                                         Annual Compensation                          Securities     LTIP        Compen-
Name and Principal                                         1997       Other Annual    Underlying    Payouts      sation
Position                    Year   Salary($)  Bonus($) Bonus($)<fn1>  Compensation($) Options(#)   ($)<fn2>     ($)<fn3>


Michael W.J. Smurfit,       1996   $834,000   $      0  $        0      $  30,000             0   $        0    $18,611
 Chairman of the Board      1995    834,000    650,437           0         30,000             0            0     16,956
                            1994    834,000    299,084           0         30,000             0    1,964,088     11,922

James E. Terrill, Chief     1996    900,000          0           0         84,689       250,000            0     45,075
 Executive Officer          1995    800,000    623,919           0         54,445             0            0     35,907
 <fn4><fn5>                 1994    678,333    251,029   1,000,000         52,471       319,000      346,604     26,235

Richard W. Graham,          1996    581,833          0           0          3,975       390,000            0     16,712
 President<fn4>             1995    405,000    315,931           0         12,115        10,000            0     13,601
                            1994    378,667    110,876     475,000          9,270         9,000      173,302      9,937

Eric Priestley, Executive   1996    312,500  1,000,000           0         25,246       250,000            0          0
 Vice President and Chief
 Operating Officer<fn6>

Patrick J. Moore, Vice      1996    230,000    104,218           0          5,875        57,000            0      6,566
 President and Chief        1995    200,000     64,494           0          3,089             0            0      5,095
 Financial Officer          1994    150,000     53,792     250,000              0        23,000       86,651      4,413

John R. Funke, Vice         1996    332,000          0           0         30,499             0            0     15,376
 President<fn7>             1995    315,000    245,632           0         28,753             0            0     12,663
                            1994    300,000    107,584     500,000         28,599        29,000      231,069     10,779

<fn1>             Amounts awarded in 1994 pursuant to the Company's 1994 Long-Term Incentive Plan.  These
                  awards are not due and payable until April 30, 1997 and may be subject to forfeiture if the executive's employment is terminated, other than for death or disability, prior to such date.

<fn2>             Aggregate long-term incentive payment of $7.67 million was made in 1994 prior to consummation of the Company's initial public offering of Common Stock on May 4, 1994 to a number of the Company's and its affiliates' officers, including the Named Executive Officers and officers of JS Group and its affiliates.  These amounts represent deferred settlement of the cancellation in 1992 of the Company's 1990 Long-Term Management Incentive Plan.  The
                  amount paid to the officers of JS Group and its affiliates (exclusive of Dr. Smurfit) was
                  $1.69 million.

<fn3>             Amounts shown under "All Other Compensation" for 1996 include a $4,750 Company contribution to the Company's Savings Plan for each Named Executive Officer (other than Dr. Smurfit and
                  Mr. Priestley) and Company-paid split-dollar term life insurance premiums for Dr. Smurfit
                  ($18,611) and Messrs. Terrill ($40,325), Graham ($11,962), Priestley ($0), Moore ($1,816)
                  and Funke ($7,804).   Mr. Funke also had reportable (above 120% of the applicable federal long-term rate)  earnings equal to $2,822 credited to his account under the Company's
                  Deferred Compensation Capital Enhancement Plan.

<fn4>             Upon Mr. Terrill's retirement on December 31, 1996, Mr. Terrill became Vice Chairman of the
                  Board of Directors and Mr. Graham became President and Chief Executive Officer of the
                  Company.  Previously, Mr. Terrill was Chief Executive Officer and Mr. Graham was President
                  of the Company.

<fn5>             On October 24, 1996, Mr. Terrill entered into a Consulting Agreement (the "Agreement"), effective January 1, 1997, to furnish consultation and advisory services to the Board of
                  Directors of the Company, on a stand-by basis, upon the request of the Board.  The Agreement provides for annual payments of $75,000 for a period of 10 years, beginning January 1, 1997.

<fn6>             Pursuant to a letter dated August 1, 1996, the Company has agreed to pay Mr. Priestley a salary of $750,000 per year (pro rated for 1996) for a period of 2 years beginning on the commencement date of his employment.  Mr. Priestley's employment arrangement can only be terminated by the Company for cause or in the event that Mr. Priestley quits, dies or becomes permanently disabled.  In addition, pursuant to the letter, the Company paid Mr.
                  Priestley a one-time signing bonus of $1,000,000, which amount was deferred pursuant to the terms of the Company's Deferred Compensation Plan.

<fn7>             Mr. Funke will retire as of May 1, 1997.

Option Grants in Last Fiscal Year -- The following table provides information concerning stock options granted to the Named Executive Officers during 1996.

                                    OPTION GRANTS IN 1996

                       Number of                                                  Potential Realizable Value
                       Securities      % of Total                                     at Annual Rates of
                       Underlying     Options Granted  Exercise or                  Stock Price Appreciation
                         Options      to Employees     Base Price    Expiration    for Option Term ($)<fn1>
Name                     Granted      in Fiscal Year  ($ Per Share)    Date           5%           10%


Michael W.J. Smurfit          0              N/A            N/A            N/A          N/A           N/A
James E. Terrill        250,000             16.7%        $13.00       10/23/08   $2,586,533   $ 6,949,892
Richard W. Graham       390,000             26.0%        $13.00       10/23/08   $4,034,992   $10,841,832
Eric Priestley          250,000             16.7%        $13.00       10/23/08   $2,586,533   $ 6,949,892
Patrick J. Moore         57,000              3.8%        $13.00       10/23/08   $  589,730   $ 1,584,575
John R. Funke                 0              N/A            N/A            N/A          N/A           N/A


<fn1>        The dollar amounts under these columns are the result of calculations at 5% and 10% rates, as set by the Securities and Exchange
             Commission's executive compensation disclosure rules.  Actual gains, if any, on stock option exercises depend on future performance of the
             Common Stock and overall stock market conditions.  No assurance can be made that the amounts reflected in these columns will be achieved.

As of December 31, 1996, there were 8,049,306 shares of Common Stock reserved for issuance under the Company's 1992 Stock Option Plan, including 931,833 shares available for future grants.

   Option Exercises and Year-End Value Table -- The following table summarizes the exercise of options and the value of options held by the Named Executive Officers as of the end of 1996.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUE

                                                                        Number of
                                                                  Securities Underlying         Value of Unexercised
                                 Shares                             Unexercised Options         In-the-Money Options
                               Acquired on       Value            at January 1, 1997 (#)      at January 1, 1997($)<fn1>
     Name                      Exercise(#)     Realized($)        Exercisable/Unexercisable   Exercisable/Unexercisable


Michael W.J. Smurfit               0                N/A             102,600 / 923,400          $622,013 / $5,598,113
James E. Terrill                   0                N/A              18,100 / 731,900           109,731 /  2,889,644
Richard W. Graham                  0                N/A               9,100 / 490,900            55,169 /  1,722,956
Eric Priestley                     0                N/A                   0 / 250,000                 0 /    765,625
Patrick J. Moore                   0                N/A               4,500 / 120,500            27,281 /    502,031
John R. Funke                      0                N/A              12,100 / 137,900            73,356 /    763,519

<fn1>       The closing market value of the Common Stock on December 31, 1996 was $16.06 per share.  On that date, the exercise prices per share for outstanding options held by the Named Executive Officers ranged from $10.00 to $17.63.

<page.
Pension Plans

  Salaried Employees' Pension Plan and Supplemental Income
Pension Plan

       The Company and its subsidiaries maintain a non-contributory pension plan for salaried employees (the "Pension Plan") and a non-contributory supplemental income pension plan (the "SIP") for certain key executive officers, under which benefits are determined by final average earnings and years of credited service and are offset by a certain portion of social security benefits. Effective May 1, 1996, the previous SIP plans (SIP I and SIP II) were merged into the surviving SIP. The benefit formula was changed to 2.5% of earnings times service up to 20 years, plus 1% of earnings times service in excess of 20 years. For purposes of the Pension Plan, final average earnings equals the participant's average earnings for the five consecutive highest-paid calendar years of the participant's last 10 years of service, including overtime and certain bonuses, but excluding bonus payments under the Management Incentive Plan, deferred or acquisition bonuses, fringe benefits and certain other compensation. For purposes of SIP, final average earnings equals the participant's average earnings, including bonuses under the Management Incentive Plan, for the five consecutive highest-paid calendar years of the participant's last 10
years of service.   SIP recognizes all years of credited
service.

       The pension benefits for the Named Executive Officers can be calculated pursuant to the following table, which shows the total estimated single life annuity payments (prior to adjustment for Social Security) that would be payable to the Named Executive Officers participating in the Pension Plan and the SIP after various years of service at selected compensation levels. Payments under the SIP are an unsecured liability of the Company.

 Renumeration                                                                             Each year
 Final Average                                                                          in excess of
  Earnings          5 years         10 years        15 years         20 years             20 years

$  200,000         $ 25,000         $ 50,000        $ 75,000        $  100,000                 *
   400,000           50,000          100,000         150,000           200,000                 *
   600,000           75,000          150,000         225,000           300,000                 *
   800,000          100,000          200,000         300,000           400,000                 *
 1,000,000          125,000          250,000         375,000           500,000                 *
 1,200,000          150,000          300,000         450,000           600,000                 *
 1,400,000          175,000          350,000         525,000           700,000                 *
 1,600,000          200,000          400,000         600,000           800,000                 *
 1,800,000          225,000          450,000         675,000           900,000                 *
 2,000,000          250,000          500,000         750,000         1,000,000                 *


*An additional 1% of earnings is accrued for each year in excess of 20 years.

       Dr. Smurfit and Messrs. Terrill, Graham, Priestley, Moore and Funke, participate in SIP and have 41, 25, 38, 1, 10 and
20 years of credited service, respectively. Current average earnings as of December 31, 1996, for each of the Named Executive Officers was as follows: Dr. Smurfit ($1,123,110); Mr. Terrill ($896,575); Mr. Graham ($506,871); Mr. Priestley ($750,300); Mr. Moore ($231,831); and Mr. Funke ($414,458).

                      REPORT OF THE COMPENSATION COMMITTEE
                          AND APPOINTMENT COMMITTEE ON
                             EXECUTIVE COMPENSATION

       Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report and the Performance Graph shall not be deemed to be incorporated by reference into any such filings.

       The Compensation Committee (the "Committee") consists of three members of the Company's Board of Directors who are not employees of the Company and who have no interlocking relationships requiring disclosure. The Appointment
Committee consists of four members of the Company's Board of Directors, two of whom are current officers or employees of the Company and one of whom is a former officer of the Company (see below). These committees oversee the administration of executive compensation programs and determine the compensation of the executive officers, including the Named Executive Officers. See "Board and Board Committee Meetings, Committee Functions and Composition" above for a description of the allocation of responsibilities between these committees.

       The goals of the Company's executive compensation program are: to attract, retain and motivate qualified executives with outstanding abilities; to tie a significant portion of the overall compensation of executive officers to the Company's profitability; and to seek to enhance the Company's profitability by aligning the interests of executive officers with those of the Company's stockholders.

       In determining base salaries for each of the Named
Executive Officers, as well as other executive officers, consideration is given to national and local salary surveys and the results of an informal, internal review of salaries paid to officers with comparable qualifications, experience and responsibilities at other companies of similar size.

       The Company's executive officers, as well as other key employees of the Company, participate in an annual management incentive plan (the "MIP"), with awards based upon the attainment of pre-established individual goals and profit targets for the Company.

       Each fiscal year the Committee considers the desirability of granting awards under the Company's 1992 Stock Option Plan to executive officers, including the Named Executive
Officers. In determining the amount and nature of awards under the Plan to executive officers other than the Chief
Executive Officer, the Committee takes into account the respective scope of accountability, strategic and operational goals, and anticipated performance requirements and contributions of each executive officer. Stock options awarded to the Chief Executive Officer are established separately. The Committee believes that past grants of stock options have successfully focused the Company's senior management on building profitability and shareholder value.

       Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits to $1,000,000 per person a publicly held corporation's federal income tax deduction for compensation paid in any year to its Chief Executive Officer and each of its four other highest paid executive officers to the extent such compensation is not "performance-based" within the meaning of Section 162(m).
Section 162(m) does not apply to the Company for the 1996 tax year because the Company is not "publicly held" as defined for this purpose in the Code. The Company has historically set compensation and bonuses based upon performance, and the Company intends to continue this practice. At such time as
Section 162(m) becomes applicable to the Company, the committees will, in general, seek to qualify compensation paid to its executive officers for deductibility under
Section 162(m) although the committees believe it is appropriate to retain the flexibility to authorize payments of compensation that may not qualify for deductibility if, in the committees' judgment, it is in the Company's best interest to do so.

CEO Compensation

       Mr. Terrill's salary as the Chief Executive Officer was set by the Appointment Committee. Mr. Terrill's salary was based on an informal review of salaries paid to officers with comparable qualifications, experience and responsibilities at other companies of similar size. Based on this assessment, the Chief Executive Officer was awarded a base salary for 1996 of $900,000. Pursuant to the terms of the MIP, he did not receive a performance based incentive award for 1996.
Mr. Terrill was awarded 250,000 stock options in 1996 in accordance with the general award policies described above.

       The Appointment Committee undertakes the responsibility for reviewing the salary level and the overall compensation of the Chief Executive Officer based upon a periodic review of peer group companies, the performance of the Company in relation to its peers and the performance of the individual. The evaluation recognizes the major role of the Chief Executive Officer in strategic initiatives to be accomplished by the Company, including cost savings measures instituted under the tenure of the Chief Executive Officer; growth in the market price for the Company's securities; and favorable corporate developments for increased sales volume. Mr. Terrill abstained from votes concerning his own compensation.

       Submitted by the Compensation Committee and the Appointment Committee of the Company's Board of Directors.

Compensation Committee                    Appointment Committee
D.P. Brennan                                   M.W.J. Smurfit
A.E. Goldberg                                  H.E. Kilroy
L.J. Abramson                                  R.W. Graham
                                               A.E. Goldberg

COMPENSATION/APPOINTMENT COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No member of the Company's Compensation Committee (the current members of which are Messrs. Abramson, Brennan and Goldberg) was, during the year ended December 31, 1996, an officer, former officer or employee of the Company or any of its subsidiaries. With regard to the Appointment Committee of the Company (the current members of which are Messrs. Goldberg, Graham and Kilroy and Dr. Smurfit), Mr. Graham and Dr. Smurfit are currently officers of the Company and Mr. Kilroy is a former officer of the Company. No executive officer of the Company served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company's Compensation or Appointment Committees, (ii) the Board of Directors of another entity in which one of the executive officers of such entity served on the Company's Compensation or Appointment Committees, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company's Board of Directors, during the year ended December 31, 1996.

                    STOCK PERFORMANCE GRAPH

         The graph below compares the cumulative total stockholder return on the Common Stock, the S&P 500 Index and an index of a peer group of paper companies for the period from May 4, 1994, the date on which the Common Stock commenced trading on the Nasdaq Stock Market, until December 31, 1996. The peer group index comprises the following 11 medium to large sized companies whose primary business is the manufacture and sale of paper products: Chesapeake Corporation, Gaylord Container Corporation, Georgia Pacific Corporation, International
Paper, Rock-Tenn Company, Sonoco Products Company, Stone
Container Corporation, Temple-Inland Inc., Union Camp
Corporation, Weyerhaeuser Company and Willamette Industries,
Inc. The graph assumes the value of an investment in the Common Stock and each index was $100.00 at May 4, 1994 and that all dividends were reinvested.

                    Cumulative Total Return
              (from May 4, 1994 to December 31, 1996)




                       [PERFORMANCE GRAPH]



  Jefferson Smurfit Corporation       S&P 500 Index         Peer Group

                                  May 4,     December 31,  December 31,  December 31,
                                  1994          1994          1995          1996

Jefferson Smurfit Corporation   $100.00       $130.77       $ 73.08       $123.55
S&P 500 Index                    100.00        105.91        145.71        179.16
Peer Group                       100.00        109.21        116.41        129.79


CERTAIN TRANSACTIONS


         Net sales by the Company to JS Group, its subsidiaries and its affiliates were $34 million for the year ended December
31, 1996. Net sales by JS Group, its subsidiaries and its affiliates to the Company were $64 million for the year ended
December 31, 1996.  Product sales to and purchases from JS
Group, its subsidiaries and its affiliates were consummated on terms generally similar to those prevailing with unrelated parties.

         The Company provides certain subsidiaries and affiliates of JS Group with general management and elective management services under separate management services agreements. The elective services provided include, but are not limited to, management information services, accounting, tax and internal auditing services, financial management and treasury services, manufacturing and engineering services, research and development services, employee benefit plan and management services, purchasing services, transportation services and marketing services. In consideration of general management services, the Company is paid a negotiated fee, which amounted to approximately $1 million for 1996. In consideration for elective services provided in 1996, the Company received reimbursements of approximately $4 million in 1996. In addition, the Company paid JS Group and its affiliates less than $1 million in 1996 for certain other services.

         In October 1991, an affiliate of JS Group completed a rebuild of the No. 2 paperboard machine owned by it, located in Jefferson Smurfit Corporation (U.S.)'s ("JSC (U.S.)") Fernandina Beach, Florida paperboard mill (the "Fernandina Mill"). Pursuant to the Fernandina Operating Agreement, JSC (U.S.) operates and manages the machine, which is owned by a subsidiary of SIBV. As compensation to JSC (U.S.) for its services, the affiliate of JS Group agreed to reimburse JSC (U.S.) for production and manufacturing costs directly attributable to the No. 2 paperboard machine and to pay JSC (U.S.) a portion of the indirect manufacturing, selling and administrative costs incurred by JSC (U.S.) for the entire Fernandina Mill. The compensation is determined by applying various formulas and agreed upon amounts to the subject costs. The amounts reimbursed to JSC (U.S.) totaled $54 million in 1996.

The Stockholders Agreement

         Pursuant to the Stockholders Agreement among MSLEF II, SIBV, the Company and certain other parties, SIBV and the MS Holders (as defined in the Stockholders Agreement) shall vote their shares of Common Stock subject to the Stockholders Agreement to elect as directors of the Company a certain number of individuals selected by SIBV and a certain number of individuals selected by MSLEF II, with such numbers varying, depending on the amount of Common Stock collectively owned by the MS Holders, the amount of Common Stock owned by SIBV and the magnitude of the Initial Return (as defined in the Stockholders Agreement) received by the MS Holders on their investment of Common Stock. Currently, the Company's Board of Directors consists of five directors selected by MSLEF II (one of whom is not affiliated with MSLEF II or the Company) and five directors selected by SIBV (one of whom is not affiliated with SIBV or the Company). Pursuant to the Stockholders Agreement, SIBV and MSLEF II have agreed to ensure the Board of Directors will consist of only ten directors (unless they otherwise agree). Depending on the amount of Common Stock collectively owned by the MS Holders and the magnitude of the Initial Return received by the MS Holders on their investment of Common Stock, approval of certain specified actions of the Board shall require certain approval as specified in the Stockholders Agreement.


PROPOSAL 2 - ADOPTION OF 1992 STOCK OPTION PLAN
(As Amended and Restated Effective as of May 1, 1997)


               The Company's 1992 Stock Option Plan, as amended (the "Plan") became effective on August 26, 1992 and will continue in effect until the later of August 26, 2004 and
the expiration of all outstanding options granted
thereunder unless terminated sooner by the Company's Board
of Directors (the "Board").   No options may be granted
under the Plan after August 25, 2004 or such earlier date determined by the Board. The Plan was amended and restated effective as of May 1, 1997, subject to stockholder approval. Other than providing for the issuance of 5,000,000 additional shares of Common Stock, the only changes to the Plan were to delete provisions no longer applicable because of the reclassification of the Company's equity securities at the time of the Company's initial public offering in May 1994, and the occurrence of such offering and certain conforming changes.

               The purpose of the Plan is to advance the interests of the Company, its subsidiaries and affiliates, and their prospective stockholders by providing certain eligible employees of the Company and its subsidiaries and affiliates with an opportunity to acquire a proprietary interest in the Company. Each salaried employee is eligible to be an optionee, provided he or she is approved by the Board.

               The Plan provides for the granting of nonqualified stock options, which are options that do not qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the
"Code").

               The Plan is administered by the Compensation Committee of the Board (the "Option Plan Committee").

               The number of shares of Common Stock reserved for issuance under the Plan is 13,049,306 subject to adjustment upon changes in capitalization. Shares may be treasury shares or authorized but unissued shares.

               Under the Plan, the Named Executive Officers and certain other eligible employees have been granted options to purchase shares of Common Stock. Options may not be exercised unless they are both "exercisable" and "vested".
The vesting schedule varies according to the schedule set forth in each individual option agreement (as defined in the Plan) and provides for vesting over a period of time.
The options which have been granted to date have generally become fully vested four years from the date of grant.
Options vest in their entirety upon the death, disability or retirement, as defined in the Plan, of the optionee. Non-vested options are forfeited upon any other termination of employment. The Option Plan Committee, with the consent of the Board, may accelerate the vesting of options at such times and under such circumstances as it deems appropriate.

               Exercisability of the options is determined in accordance with the following rules. Upon the earliest to occur of (i) MSLEF II's transfer of all its Common Stock or, if MSLEF II distributes its Common Stock to its partners after its dissolution, the transfer by those partners of at least 50% of the aggregate Common Stock received from MSLEF II in its dissolution, (ii) the eleventh anniversary of the grant date of the options, and
(iii) a public offering of Common Stock by MSLEF II (a
"MSLEF II Public Offering") (each, a "Trigger Date"), all vested options will become exercisable and all options which vest subsequently shall become exercisable upon vesting. However, if a public offering occurs prior to the Threshold Date (defined below), all vested options and all options which vest subsequent to a MSLEF II Public Offering but prior to the Threshold Date will be exercisable in an amount (as of periodic determination dates) equal to the product of (a) the number of shares of Common Stock vested pursuant to the option (whether previously exercised or not) and (b) the Morgan Percentage (as defined below) as of such date. In any event and notwithstanding the foregoing rules, (i) 10% of stock options granted prior to 1993 became exercisable on January 1, 1995, and (ii) a holder's options will become exercisable from time to time in an amount equal to the percentage that the number of shares sold or distributed to its partners by MSLEF II represents of its aggregate ownership of shares on May 11, 1994 (with vested options becoming exercisable up to such number before any non-vested options become so exercisable) less the number of options, if any, which became exercisable on January 1, 1995.

               The Threshold Date is the earlier of (x) the date the MS Holders (as defined in the Plan) shall have received collectively $200,000,000 in cash and/or other property as a return of their investment in the Company (as a result of sales of shares of Common Stock) and (y) the date that the MS Holders shall have transferred an aggregate of at least
30% of Common Stock owned by the MS  Holders as of August
26, 1992.

               The Morgan Percentage as of any date is the percentage determined from the quotient of (a) the number of shares of Common Stock held as of August 26, 1992, that were transferred by the MS Holders as of the determination date and (b) the number of shares of Common Stock outstanding as of such determination date.

               The Option Plan Committee, with the consent of the Board, may also accelerate the exercise of options at such time and under such circumstances as it deems appropriate.

               The purchase price of the stock purchased pursuant to the exercise of an option is $10 per share for options granted as of August 26, 1992 and $12.50 per share for options granted as of February 15, 1994; and for all other options, such price must be the fair market value of the stock on the day the option is granted. Under certain circumstances, the option price may be adjusted in accordance with the antidillution provisions of the Plan.
Upon the exercise of any option, the purchase price must be fully paid in cash or its equivalent or with already owned shares or shares otherwise issuable upon exercise.

               Certain Federal Income Tax Effects. The following is a summary discussion of certain federal income tax effects applicable to options granted under the Plan.

               An employee generally will not be taxed and the Company will not be entitled to a deduction upon the grant of an option. Rather, at the time of exercise of the option, the employee will recognize ordinary income for federal income tax purposes in an amount equal to the difference between the fair market value of the shares purchased and the option price. The Company, or its affiliates and subsidiaries, as the case may be, will generally be entitled to a tax deduction at such time and in the same amount that the employee recognizes ordinary income. Different rules may apply in the case of an employee who is subject to the reporting requirements of
Section 16(a) of the Securities Exchange Act of 1934.

               If shares acquired upon exercise of an option are later sold or exchanged, then the difference between the sales price and the fair market value of such shares on the date that the options were exercised, and ordinary income was recognized with respect thereto, will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the employee) depending upon whether the shares have been held for more than one year after such date.

               An employee who pays the option price upon exercise of a nonqualified stock option, in whole or in part, by delivering shares already owned by him should not recognize gain or loss for federal income tax purposes on the shares surrendered, but otherwise will be taxed according to the rules described above. With respect to shares acquired upon exercise that are equal in number to the shares surrendered, the basis of such shares will be equal to the basis of the shares surrendered, and the holding period of shares acquired will include the holding period of the shares surrendered. The basis of additional shares received upon exercise will be equal to the fair market value of such shares on the date that governs the determination of the employee's ordinary income, and the holding period for such additional shares will commence on such date.

               The following table provides information concerning stock options granted under the Plan during 1996.

                                      New Plan Benefits
                                    1992 Stock Option Plan
Name and Position                                          Number ofUnits<fn1>

Michael W.J. Smurfit, Chairman of the Board                               0
James E. Terrill, Chief Executive Officer                           250,000
Richard W. Graham, President                                        390,000
Eric Priestley, Executive Vice President-Chief Operating Officer    250,000
Patrick J. Moore, Vice President and Chief Financial Officer         57,000
John R. Funke, Vice President                                             0
All Executive Officers as a Group                                 1,325,000
All Current Directors Who are Not Executive Officers as a Group           0
All Employees Other than Executive Officers as a Group              172,500

<fn1>  Consists of options granted to purchase shares of
the Company's Common Stock. As of March 20, 1997, the fair market value of a share of the Company's Common Stock was $13.63.



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.



        PROPOSAL 3 - RATIFICATION OF APPOINTMENT
             OF INDEPENDENT AUDITORS


               Upon the recommendation of the Company's Audit Committee, Ernst & Young LLP, independent auditors of the Company since July 1982, have been appointed by the Board of Directors of the Company as independent auditors for the Company for the fiscal year ending December 31, 1997. This selection is being presented to the stockholders for ratification. The Board of Directors of the Company recommends a vote FOR ratification. The persons named on the enclosed proxy card intend to vote the proxies solicited hereby FOR ratification unless specifically directed otherwise on such proxy card.

               Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and such representatives are expected to be available to respond to appropriate questions.

OTHER MATTERS

               Management does not know of any other business which may
be considered at the Annual Meeting.   However, if any
matters other than those referred to above should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.


               The entire expense associated with preparing, assembling and mailing this Proxy Statement and with the solicitation of proxies by the Board of Directors of the Company will be borne by the Company. In addition to solicitation of proxies by mail, the directors, officers and employees of the Company may solicit proxies for use at the Annual Meeting by personal interview, by telephone or by telegraph. Directors, officers and other employees of the Company will receive no additional compensation for soliciting such proxies for use at the Annual Meeting. It is anticipated that the telephone and telegraph charges so incurred will be minimal.


STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING OF STOCKHOLDERS

               Stockholder proposals submitted for inclusion in the proxy statement for the 1998 Annual Meeting of Stockholders must be received at the corporate offices of the Company, addressed to the attention of Mr. Michael E. Tierney, Secretary, Jefferson Smurfit Corporation, 8182 Maryland
Avenue, St. Louis, Missouri 63105 no later than December 1,
1997.

                                        By Order Of The Board Of Directors




                                         MICHAEL E. TIERNEY
                                         Secretary

April 2, 1997

                            APPENDIX A

                JEFFERSON SMURFIT CORPORATION
                    AMENDED AND RESTATED
                   1992 STOCK OPTION PLAN
     (As Amended and Restated effective as of May 1, 1997)


1.       Purpose; Types of Awards.

         The name of this plan is the Jefferson Smurfit
Corporation Amended and Restated 1992 Stock Option Plan
(the "Plan"). The purpose of the Plan is to advance the interests of Jefferson Smurfit Corporation ("JSC"),
Jefferson Smurfit Corporation (U.S.) (the "Company"), the
Company's Subsidiaries and affiliates and their respective stockholders by providing certain eligible employees of the Company and its Subsidiaries and affiliates with an opportunity to acquire a proprietary interest in JSC. The
Committee may grant options which shall constitute
"nonqualified stock options" for federal income tax purposes.

2.       Definitions.

         As used in this Plan, the following words and phrases shall have the meanings indicated:

         (a) "Asset Sale" shall mean the sale of all or substantially all of the assets of JSC.

         (b)           "Board" shall mean the Board of Directors of JSC.

         (c) "Cause" shall mean termination of an Optionee's employment in connection with (1) the Optionee's conviction for a felony or plea of guilty or nolo contendere with respect to a felony, (2) the Board's determination that the Optionee has committed a common law fraud against JSC, the Company, a Subsidiary or an affiliate of the Company or (3) action by the Optionee involving willful malfeasance or gross negligence in connection with the Optionee's employment, which is materially injurious to the Company, a Subsidiary or an affiliate of the Company, monetarily or otherwise.

         (d) "Committee" shall mean the Compensation Committee appointed by the Board, from time to time, in accordance with JSC's By-Laws.

         (e) "Common Equity" shall mean, collectively: the Class A common stock of JSC, par value $.01 per share; the Class B common stock of JSC, par value $.01 per share; the Class C common stock of JSC, par value $.01 per share; the Class D common stock of JSC, par value $.01 per share; and the Class E common stock of JSC, par value $.01 per share;
in each case, prior to the Reclassification.

         (f) "Common Stock" shall mean JSC's common stock, par value $.01 per share.

         (g) "Company" shall mean Jefferson Smurfit Corporation (U.S.), a Delaware corporation.

         (h) "Disability" shall mean incapacity due to physical or mental illness as a result of which the Optionee becomes eligible for benefits under the applicable long-term disability plan or policy of the Company or a Subsidiary or other affiliate of the Company.

         (i)           "Effective Date" shall mean August 26, 1992.

         (j) "Effective Date Options" shall mean Options granted upon or in connection with the Effective Date of the Plan.

         (k) "Employee" shall mean an employee, including officers, of the Company or a Subsidiary or other affiliate of the Company or any other individual designated by the Committee with the approval of the Board.

         (l) "Early Retirement" shall mean the termination of employment of an Optionee for any reason other than for Cause on or after the earlier of (i) the attainment of age fifty-five (55) with five years of service with the Company and (ii) twenty-five years of service with the Company.

         (m) "Event of Default" shall mean an event of default or an event which, with due notice or lapse of time or both, would constitute an event of default under any instrument or agreement relating to any Indebtedness (as defined in the Amended and Restated Credit Agreement, dated as of May 17, 1996, among JSC, the Company, JSCE, Inc., the lenders listed therein, Bankers Trust Company and Chemical
Bank, as Senior Managing Agents (the "Credit Agreement")), of the Company or any Subsidiary, including, without limitation, the Credit Agreement, the Company's 9.75%
Senior Notes due 2003, its 11.25% Series A Senior Notes due
2004, and its 10.75% Series B Senior Notes due 2002 and any amendments, modifications, renewals, extensions or refinancings thereof of the Company.

         (n)      "Fair Market Value" per share of Common
Stock, as of any particular date, shall mean (1) the closing sales price per share of Common Stock on the national securities exchange on which the Common Stock is principally traded, for the last preceding date on which there was a sale of such Common Stock on such exchange, or
(2) if the shares of Common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the last preceding date on which there was a sale of such Common Stock in such market, or
(3) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, (A) for purposes of Sections 6(f), 6(g), and 11 hereof, the value determined by the Committee and
(B) for purposes of Section 7(a)(4) hereof, (i) if the Fair
Market Value of Common Stock has been determined pursuant to the Stockholders Agreement in connection with the Asset
Sale or Merger resulting in the application of Section
7(a)(4), the value of Common Stock pursuant to such valuation, (ii) if clause (i) has not been complied with, the value determined by the Board or (iii) if clause (i) has not been complied with and the Board cannot agree upon Fair Market Value, the value of Common Stock determined pursuant to the valuation procedures of the Stockholders
Agreement.

         (o) "JSC" shall mean Jefferson Smurfit Corporation, a Delaware corporation.

         (p)           "Merger" shall mean the merger or
consolidation of JSC with or into another corporation.

         (q) "Morgan Percentage" shall mean as of any particular date the percentage determined from the quotient of (i) the total number of shares of Common Equity held as of the Effective Date, or Shares of Common Stock into which such Common Equity was converted pursuant to the Reclassification, which have been transferred by the MS
Holders as of such date; divided by (ii) the total number of shares of Common Equity or, Common Stock, as the case may be, outstanding as of such date.

         (r)       "Morgan Threshold Date" shall mean the
earlier of (i) the date that the MS Holders shall have collectively received $200,000,000 in cash or Value of Other Property (as defined in the Stockholders Agreement), or a combination thereof as a return of their investment in the Company, as a result of sales of shares of Common
Equity or shares of Common Stock into which such Common
Equity was converted pursuant to the Reclassification; or
(ii) the date that the MS Holders shall have transferred, in the aggregate, at least 30% of the Common Equity owned by the MS Holders as of the Effective Date, including transfers of the Common Stock into which such Common Equity was converted pursuant to the Reclassification.

         (s) "MS Holders" shall have the meaning ascribed to such term in the Stockholders Agreement.

         (t) "MSLEF II Public Offering" shall mean the initial sale of Common Stock by the MS Holders to the public pursuant to a registration statement under the Securities Act filed with the Securities and Exchange
Commission.

         (u)         "MSLEF II" shall mean The Morgan Stanley
Leveraged Equity Fund II, L.P., a Delaware limited partnership.

         (v) "MSLEF II Transfer Date" shall mean the first to occur of (1) the date MSLEF II transfers all of the Common Stock held by it pursuant to the Stockholders Agreement, or
(2) if MSLEF II distributes its shares of Common Stock to its partners pursuant to its dissolution, the date which such partners have transferred pursuant to the Stockholders Agreement at least fifty percent (50%) of the aggregate shares of the Common Stock distributed to them by MSLEF II.

         (w) "Nonqualified Stock Option" shall mean an option not qualified under the Internal Revenue Code of 1986, as amended.

         (x) "Option" or "Options" shall mean a grant to an Optionee of an option or options to purchase shares of Common Stock. Options granted by the Committee pursuant to the Plan shall constitute Nonqualified Stock Options.

         (y) "Option Agreement" shall mean a written agreement between JSC and the Optionee evidencing the grant of an Option or Options in such form as the Committee shall approve.

         (z) "Option Price" shall mean the purchase price of each share of Common Stock subject to an Option.

         (aa) "Optionee" shall mean those persons who are granted Options under the Plan and, where the context so requires, any successor to the Optionee with respect to the Option.

         (bb) "Plan" shall mean the Jefferson Smurfit
Corporation Amended and Restated 1992 Stock Option Plan, as amended effective as of May 1, 1997, as it may be subsequently amended from time to time.

         (cc) "Reclassification" shall mean the reclassification of shares of Common Equity into shares of Common Stock which occurred on or about May 11, 1994.

         (dd) "Retirement" shall mean the termination of employment of an Optionee for any reason other than for Cause on or after the attainment of age sixty-five (65) with three years of participation aggregating the years of participation in the Plan and the Company's 1990 Long-Term
Management Incentive Plan.

         (ee) "Stockholders Agreement" means the Stockholders
Agreement, dated as of May 3, 1994 (and as subsequently amended) among Smurfit International B.V., MSLEF II, JSC, and certain other parties identified therein.

         (ff) "Subsidiary" shall mean any corporation of which 50% or more of the voting stock is owned directly or indirectly by the Company.

         (gg) "Trigger Date" shall mean the first to occur of
(1) the MSLEF II Transfer Date, (2) the eleventh anniversary of the date of grant of an Option, (3) the MSLEF II Public Offering or (4) the discretionary acceleration of exercisability of an Option by the Committee with the consent of the Board.

3.       Administration.

         Notwithstanding anything to the contrary contained in the Plan, the Plan shall be administered by the Committee.

         The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Options; to determine the Option Price; to determine, upon the recommendation of management of the Company, the persons to whom, and the time or times at which Options shall be granted and the number of shares to be covered by each Option granted; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Option Agreements
(which need not be identical) entered into in connection with Options granted under the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan; provided, however, the Committee may not adversely affect any right of any Optionee without either (i) the consent of the Board or
(ii) the Optionee's written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all Optionees.

         The Board shall fill all vacancies, however caused, in the Committee. The Board may from time to time appoint additional members to the Committee, and may at any time remove one or more Committee members and substitute others.
The Committee shall hold its meetings at such times and places as it shall deem advisable. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The
Committee may appoint a chairman and a secretary and make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings.

         No member of the Board or Committee shall be liable for any action taken or omitted or any determination made in good faith with respect to the Plan or any award granted hereunder.

4.       Eligibility.

         Any Employee shall be eligible to be an Optionee.

5.       Common Stock Subject to the Plan.

         The maximum number of shares of Common Stock reserved for the grant of Options shall be 13,049,306 subject to adjustment as provided in Section 7 hereof. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by JSC.

         If any outstanding Option under the Plan should for any reason expire, be canceled or be terminated, without having been exercised in full, the shares of Common Stock allocable to the unexercised, canceled or terminated portion of such Option shall (unless the Plan shall have been terminated) become available for subsequent grants of Options under the Plan.

6.       Nonqualified Stock Options.

         Options granted pursuant to the Plan are intended to constitute Nonqualified Stock Options. Each Option granted pursuant to the Plan shall be evidenced by an Option
Agreement, which Option Agreement shall be subject to and set forth the following terms and conditions:

         (a) Number of Shares. Each Option Agreement shall state the number of shares of Common Stock to which the Option relates.

         (b) Type of Option. Each Option Agreement shall specifically state that the Option constitutes a Nonqualified Stock Option.

         (c)  Vesting.  Options shall vest and become
         nonforfeitable pursuant to the schedule set forth in each Option Agreement; provided, however, that the Committee, with the consent of the Board, shall have the authority to accelerate the vesting of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. Except as otherwise provided in an Option Agreement, upon an Optionee's termination of employment with the Company and all of its Subsidiaries and affiliates for any reason other than death, Disability or Retirement, all outstanding and nonvested Options awarded to such Optionee shall be forfeited. Upon an Optionee's death, Disability or Retirement, each outstanding and nonvested Option shall become fully vested and nonforfeitable. Vested Options are not exercisable until the conditions set forth in Section 6(d) hereof are satisfied.

         (d) Exercisability. Upon the occurrence of the Trigger Date as described in Sections 2(gg)(1) and (2), all vested Options shall become fully exercisable and all Options which vest subsequent to either such Trigger Date shall be exercisable upon vesting. Upon the occurrence of the Trigger Date described in Section 2(gg)(3) and prior to the Morgan Threshold Date, all then vested Options and all Options which vest subsequent to such Trigger Date and prior to the Morgan Threshold Date shall be exercisable (or upon vesting shall become exercisable) in an amount (which may be periodically determined) equal to the product of (i) the number of shares of Common Stock vested pursuant to the Option plus the shares of Common Stock previously vested and exercised pursuant to the Option, all as of the relevant determination date multiplied by (ii) the Morgan Percentage as of the relevant determination date. Upon the occurrence of the Trigger Date described in Section 2(gg)(3) and after the Morgan Threshold Date, all vested Options shall become fully exercisable and all Options which vest subsequent to such Trigger Date and after the Morgan Threshold Date shall be exercisable upon vesting, without regard to the limitation set forth in the immediately preceding sentence. Notwithstanding anything to the contrary otherwise contained in this Section 6(d), (i) ten percent (10%) of the Options granted to each Optionee with an effective date prior to 1993 became exercisable on January 1, 1995, and (ii) upon vesting, the Options of each Optionee shall become exercisable in an amount (which may be periodically determined) equal to the percentage that the number of shares of Common Stock sold or distributed to its partners by MSLEF II represents of its aggregate ownership of shares of Common Stock on May 11, 1994, less any number of Options that previously became exercisable on January 1, 1995, as set forth in clause (i) of this sentence, or by reason of prior applications of this clause (ii). The Committee, with the consent of the Board, shall have the authority to accelerate the exercisability of any outstanding Option at such times and under such circumstances as it, in its sole discretion, deems appropriate.

         (e) Term. Except as specifically provided in Section 6(h) hereof, an Option shall expire upon the earlier of
         (1) twelve (12) years from the date of grant of such Option or such earlier date as may be prescribed by the Committee and set forth in the Option Agreement or
         (2) the Optionee's termination of employment with the Company and all of its Subsidiaries and affiliates.

         (f) Option Price. Each Option Agreement shall state the Option Price. Effective Date Options shall be granted at an Option Price of $100. The Option Price for all other Options shall be the Fair Market Value of the Common Stock on the date the Option is granted.
         The Option Price shall be subject to adjustment as provided in Section 7 hereof.

         (g) Method and Time of Payment. An Option may be exercised, as to any or all full shares of Common Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee or its designated agent; provided, however, that an Option may not be exercised at any time as to fewer than 100 shares (or such number of shares as to which the Option is then exercisable if such number of shares is less than 100). Each Option Agreement shall require that the Option Price be paid in full, at the time of exercise of an Option, in cash, by certified or cashier's check or in shares of Common Stock (whether previously owned by, or issuable upon the exercise of such Option to, the Optionee) having a Fair Market Value equal to such Option Price, or in a combination of cash and Common Stock. In its discretion, the Committee may permit an Optionee to use a "cashless exercise" procedure to provide for payment of the Option Price.

         (h)  Termination of Employment and/or Options.

                 (1)  General.  Except as otherwise provided in this
                 Section 6(h), each Option granted hereunder may, unless earlier terminated in accordance with its terms, be exercised (to the extent otherwise vested upon termination of employment in accordance with the provisions of Section 6(c) hereof) at any time within ninety (90) days following the later to occur of (A) termination of the Optionee's employment with the Company and all Subsidiaries and affiliates of the Company for any reason other than for Cause, death, Disability or Retirement or (B) a Trigger Date; provided, however, that if the employment of an Optionee shall be terminated for Cause, all Options theretofore granted to such Optionee shall, to the extent not theretofore exercised, expire on the date of such termination. The Committee may in its discretion extend the time periods set forth in this
                 Section 6(h) for exercise of an Option. If the Committee determines in its sole discretion that an Optionee has at any time committed a common law fraud against JSC, the Company, any Subsidiary or any affiliate of the Company, all Options held by such Optionee shall immediately terminate and be of no further force or effect.

                 (2)  Death, Disability, Early Retirement or
                 Retirement of Options. If an Optionee shall die while employed by the Company, a Subsidiary or an affiliate of the Company, or if an Optionee shall die within ninety (90) days after the date of termination of such Optionee's employment other than as a result of his termination for Cause, or if an Optionee's employment shall terminate by reason of Disability, Early Retirement or Retirement, all Options theretofore granted to such Optionee may, unless earlier terminated in accordance with their terms, be exercised (to the extent otherwise vested upon termination of employment in accordance with provisions of Section 6(c) hereof) by the Optionee or by the Optionee's estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by reason of the death or Disability of the Optionee, at any time within five
                 (5) years after the later to occur of (A) the date of death, Disability, Early Retirement or Retirement of the Optionee or (B) a Trigger Date. In the event that an Option granted hereunder shall be exercised by the legal representatives of a deceased or former Optionee, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative to exercise such Option. If the Committee determines in its sole discretion that an Optionee has at any time committed a common law fraud against JSC, the Company, any Subsidiary or any affiliate of the Company, all Options held by such Optionee shall immediately terminate and be of no further force or effect.

         (i) Other Provisions. The Option Agreements evidencing Options under the Plan shall contain such other terms and conditions, not inconsistent with the Plan, as the Committee may determine.

7.       Effect of Certain Changes.

         (a) If, after the Effective Date, there is any increase, reduction, change or exchange of the shares of Common Stock for a different number or kind of shares or other securities by reason of a reclassification, recapitalization, reorganization, declaration of extraordinary dividend, spin-off, stock dividend, stock split, combination or exchange of shares, repurchase of shares, or in the event of an Asset Sale or Merger, or in the event of other similar transactions, the Committee shall provide for at least one of the following, provided such act does not cause an Event of Default:

                 (1) all outstanding Options shall be immediately and fully exercisable as of the date immediately prior to the effective date of any such transaction;

                 (2) the number of shares of Common Stock available for Options, the number of such shares covered by outstanding Options, and the Option Price per share of such Options, shall be proportionately adjusted by the Committee to reflect any such increase, reduction, change or exchange of the shares of Common Stock of the Company, provided that any such adjustment shall preserve the value inherent in outstanding Options;

                 (3) each Option shall be converted into an Option entitling the holder thereof upon exercise (at its then Option Price) to receive the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable by a holder of the number of shares of Common Stock which would be receivable by such holder upon the exercise of such Option immediately prior to the effective date of such transaction; and/or

                 (4) each outstanding Option whether or not then exercisable shall be canceled in connection with such transaction in exchange for a cash payment in an amount per share subject to such Option equal to the excess of
         (A) the greater of (i) the highest Fair Market Value of the shares of Common Stock during the sixty-day period ending on the date of such transaction or (ii) the highest price paid per share of Common Stock to holders of such shares in any such transaction, over (B) the Option Price of such Option; provided, however, that this Section 7(a)(4) shall be applicable only in the event of an Asset Sale or Merger.

         (b) As an alternative to the discretion provided to the Committee in Section 7(a), in the event of the dissolution or liquidation of JSC, any corporate separation or division, including, but not by way of limitation, split-up, split-off, spin-off or other similar transaction, or in the event of an Asset Sale or Merger, the Committee may provide that any or all outstanding Options shall become immediately and fully exercisable and that:

                 (1) Optionees shall have the right to exercise such Options; and/or

                 (2) each Option granted under the Plan shall terminate as of the date to be fixed by the Committee, and that not less than thirty (30) days' written notice of the date so fixed shall be given to each Optionee, who shall have the right, during the period of thirty
         (30) days preceding such termination, to exercise (to the extent exercisable) with respect to such Option all or any part of the shares of Common Stock covered thereby.

8.       Period During Which Options May Be Granted.

         Options may be granted pursuant to the Plan from time to time within a period of twelve (12) years from the Effective Date.

9.       Nontransferability of Options.

         Options granted under the Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, and Options may be exercised or otherwise realized, during the lifetime of the Optionee, only by the Optionee or by his guardian or legal representative.

10. Beneficiary.

         An Optionee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Optionee, the executor or administrator of the Optionee's estate shall be deemed to be the Optionee's beneficiary.

11. Agreement by Optionee Regarding Withholding Taxes.

         If the Committee shall so require, as a condition of exercise of an Option or other realization of an award granted hereunder, each Optionee shall agree that no later than the date of exercise or other realization of such award, the Optionee will pay to JSC or make arrangement satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of an Option. To the extent provided in the applicable Option Agreement, such payment may be made by the Optionee with shares of Common Stock (whether previously owned by, or issuable upon the exercise of such Option to, such Optionee) having a Fair Market Value equal to the amount of such taxes. Alternatively, the Committee may provide that an Optionee may elect, to the extent permitted or required by law, to have JSC deduct federal, state and local taxes of any kind required by law to be withheld upon the exercise of an Option or realization of any award from any payment of any kind due to the Optionee. In the event an Optionee does not pay to JSC, or make arrangements satisfactory to the Committee regarding the payment of, any such taxes, the Committee shall be permitted to deduct any such taxes required to be withheld upon the exercise of an Option or realization of any award from any payment of any kind due to the Optionee.

12. Rights as a Stockholder.

         An Optionee or a transferee of an Option shall have no rights as a stockholder with respect to any shares covered by the award until the date of the issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in
Section 7 hereof.

13. No Rights to Employment.

         Nothing in the Plan or in any Option granted or Option
Agreement entered into pursuant hereto shall confer upon any Optionee the right to continue in the employ of the Company, any Subsidiary or any affiliate of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Option Agreement or to interfere with or limit in any way the right of the Company, any Subsidiary or any affiliate of the Company to terminate such Optionee's employment.

14. Plan Expenses and Payments.

         The expenses (including administrative expenses, but excluding payments to Optionees) due under the Plan shall be equitably apportioned in such manner as the Board deems appropriate among the Company and each Subsidiary or other affiliate of the Company whose employees participate in the Plan. Each entity set forth in the preceding sentence shall be responsible for making any necessary cash payments to Optionees employed by such entity and shall make such payments directly to such Employees. This payment obligation will be an obligation solely of the entity employing the Optionee, and not of any other entity whose Employees participate in the Plan.

15. Event of Default.

         Notwithstanding anything else contained in this Plan, no payment shall be made hereunder until the first date as of which no Event of Default exists and no Event of Default or violation of applicable law would be caused by the making of such payment.

16. Amendment and Termination of the Plan.

         (a) The Plan may be amended at any time and from time to time by the Board; provided, however, that approval of such amendment is given by such vote required by JSC's Certificate of Incorporation or By-Laws and that no amendment shall adversely affect any right of any Optionee with respect to any Option theretofore granted without such Optionee's written consent; and provided further, if and to the extent stockholder approval is required as a matter of law or to secure an exemption from otherwise applicable law, any amendment that would materially increase the aggregate number of shares of Common Stock as to which awards may be granted under the Plan, materially increase the benefits accruing to Optionees under the Plan, or materially modify the requirements as to eligibility for participation in the Plan shall be subject to the approval of the holders of a majority of the Common Stock, except that any such increase or modification that may result from adjustments authorized by Section 7 hereof shall not require such approval.

         (b) The Board may in its discretion terminate this Plan at any time, provided that approval of such termination is given, by such vote required by JSC'
Certificate of Incorporation or By-Laws. The Plan shall also terminate upon a liquidation of JSC.

17. Governing Law.

         The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

18. Effective Date and Duration of the Plan.

         This Plan shall be effective as of the Effective Date and shall terminate on the later of (a) the twelfth anniversary of the Effective Date and (b) the expiration of all Options granted hereunder.

19. Restrictions on Public Sale.

         In the event of any underwritten public offering of securities, the Optionee agrees not to effect any public sale or distribution including any sale pursuant to Rule
144 of any of the Company's common equity securities for such period as the underwriters of such offering shall determine.